EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Synopsys, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value of $0.01 per share	Other(2)	3,400,000(3)	$568.06(2)	$1,931,404,000	$147.60 per $1,000,000	$285,076

Total Offering Amounts					$1,931,404,000		$285,076

Total Fee Offsets							—

Net Fee Due							$285,076

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Synopsys, Inc.’s (the “Registrant”) common stock, par value of $0.01 per share (“Common Stock”) that become issuable under the Registrant’s 2006 Employee Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, split-up, reorganization, consolidation or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of shares of outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on May 17, 2024.

(3)	Represents 3,400,000 additional shares of Common Stock that were authorized for issuance under the Plan.